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                                                                    EXHIBIT 23.2


March 6, 1997


Securities and Exchange Commission
Washington, D.C.
U.S.A. 20549

Dear Sirs:


     We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement No. 333-19933 of Sanctuary Woods Multimedia Corporation on Form S-2 of our report dated February 9, 1994, except for comments therein on reconciling differences between Canadian and United States generally accepted accounting principles which are as of September 20, 1995, appearing in the Annual Report on Form 10-K/A-3 of Sanctuary Woods Multimedia Corporation for the year ended December 31, 1995.


     Mackay & Partners is carrying on the business of Chambers, Phillips & Co. effective January 1, 1997.

Yours very truly,

/s/  Mackay & Partners

     Chartered Accountants

     Vancouver, British Columbia